Exhibit 99.1

Century Aluminum Company Announces Proposed Offering of Senior Secured Notes

Chicago, IL (May 20, 2013) – Century Aluminum Company (NASDAQ: CENX) (“Century”) announced today a proposed offering of $250 million aggregate principal amount of senior secured notes due 2021 (the “2021 Notes”). Century also announced today that it has commenced a cash tender offer for any and all of its $249,603,550 outstanding principal amount of 8% Senior Secured Notes due 2014 (the “2014 Notes”). Century intends to use all net proceeds from the sale of the 2021 Notes to repay all of its 2014 Notes.

As the offering is a private placement, the 2021 Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The 2021 Notes to be offered have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the 2021 notes nor shall there be any sale of the 2021 notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century’s corporate offices are located in Chicago, Illinois. More information can be found at www.centuryaluminum.com.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are statements about future, not past, events and involve certain important known and unknown risks, uncertainties and assumptions, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; weakening of the company’s U.S. customer markets; our ability to successfully obtain long-term competitive power arrangements for our U.S. plants, including access to the wholesale power market for Hawesville and a favorable conclusion of the power negotiations for Ravenswood; and our ability to successfully progress the potential restart of our Ravenswood smelter. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our filings with the Securities and Exchange Commission, including Century’s Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved, and we do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager — Corporate Finance, Landsbankinn hf.

Steingrimur Helgason, Director — Corporate Finance, Landsbankinn hf.

Contacts:

Mike Dildine (media)

831-642-9364

Shelly Harrison (investors)

831-642-9357